DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                       Computation of Earnings Per Share
                   (In thousands, except per share amounts)



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                                                       Three Months Ended         Six Months Ended
                                                             June 30,                  June 30,
                                                       ------------------        ------------------
                                                       1996          1995        1996          1995
                                                       ----          ----        ----          ----
Weighted Average Common Shares:
    Average Common Shares Outstanding                   53,300        50,000      53,300      50,000
    Average Restricted Stock Units Outstanding           5,161                     5,170
    Average Common Shares Issuable Under
      Employee Benefit Plans                             1,621                     1,369


    Pro forma average common shares upon
      issuance of Restricted Stock Units Under
      the Treasury Stock Method                              -         1,475           -       1,475
                                                      --------       -------   ---------  ----------

Weighted Average Common Shares Outstanding              60,082                    59,839
                                                      ========                 =========

Pro forma Weighted Average Common Shares
 Outstanding                                                          51,475                  51,475
                                                                     =======               =========

Earnings:
     Net Income                                       $ 97,000       $42,000   $ 162,100   $  79,500
     Less:  Preferred Stock Dividend Requirement         4,967         4,967       9,934       9,934
                                                      --------       -------   ---------   ---------

Earnings Applicable to Common Shares                  $ 92,033       $37,033   $ 152,166   $  69,566
                                                      ========       =======   =========   =========


Earnings Per Common Share                             $   1.53                 $    2.54
                                                      ========                 =========

Pro forma Earnings Per Common Share                                  $  0.72               $    1.35
                                                                     =======               =========




Weighted average common shares outstanding are the same for both primary and fully diluted earnings per common share.






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